Exhibit 10.1

Non-Qualified Stock Options

Effective as of [month/day/year] (“Grant Date”), the Company hereby grants to [Optionee Name] certain rights to purchase up to: [# of options granted] total Shares for $ [Price] per Share until [5th Anniversary of Grant Date] (“Expiration Date”) on the Terms of this Agreement, the attached Program, and the 2020 Sypris Omnibus Plan (“Plan”) as follows:

Vesting Date	# of Options	Option Price	Expiration Date
[3rd anniversary from grant date]	[100% options granted]	[FMV at grant]	[5th anniversary from grant date

Intending to be legally bound by all such Terms, the Program and the Plan (as amended from time to time), I acknowledge the sole authority of the Committee to interpret the terms of the foregoing, the forfeiture of my rights upon any termination of my employment under such Terms and my continuing status as an “at will” employee (subject to termination without cause or notice). I have received and had an opportunity to review, with the benefit of any legal counsel of my choosing (any such legal counsel to be retained at my own expense), the Plan, the Program and this Award Agreement.

SYPRIS SOLUTIONS, INC.	PARTICIPANT

By:	Signature:

Name:	Name:

Title:	Title:

1.

Purpose of the Program. The Company’s Executive Long-Term Incentive Program (“ELTIP” or “Program”) under the 2020 Sypris Omnibus Plan (“Plan”) shall be effective for all Awards incorporating these terms, to provide long-term financial incentives to its key employees, and to further the Company’s philosophy of equity ownership by the Company’s officers.

2.

Options. Initially, each “Option” is the right to purchase one Share at the Option Price, from its Vesting Date until its Expiration Date or forfeiture (subject to adjustments per the Plan). Options must be exercised with 48 hours advance written notice, unless waived by the Company.

2.1.

Option Price. “Option Price” means the closing price per Share on the Grant Date. The Option Price is payable to the Company in cash, in Shares previously owned or in Shares otherwise deliverable upon exercise of vested Options, in accordance with applicable Rules.

2.2.	Shares. Initially, each “Share” is one Share of the Common Stock (subject to adjustments per the Plan). Shares may be certificated upon request, with any legends required by applicable Rules.

2.3.	Option Vesting. Unless otherwise determined by the Committee, Option Awards will vest 100% on the third anniversary of the Grant Date (“Vesting Date”), unless forfeited before such Vesting Date.

2.4.	Expiration Date. Each Option's "Expiration Date" will be the fifth anniversary of its Grant Date.

2.5.

Shareholder Rights. Holders of Options have no rights as a shareholder of the Company until the Option has been exercised and a certificate for Shares underlying such Option has been issued or a book-entry reflecting Share ownership has been made. Except as otherwise provided in the Plan, no adjustments are made for dividends or other rights if the applicable record date occurs before a Participant’s stock certificate is issued or a book-entry reflecting Share ownership has been made.

3.

Annual Review. The Committee will review the terms and conditions of the ELTIP annually. The Committee will also review and approve of the Award to be granted to each Participant for the then current year, taking into consideration the (i) Participant’s contribution to the Company, (ii) results of the most recent national compensation survey data, and (iii) the Company’s performance. Any Awards granted are entirely within the discretion of the Committee and receipt of an Award in one year does not guarantee that you will receive future Awards.

4.

Reduction in Job Responsibilities. If a Participant’s job responsibilities are reduced in scope or otherwise altered, the Participant shall automatically cease to participate in the ELTIP with respect to future Awards, unless otherwise determined by the Committee.

5.

Leaves of Absence. The Committee may in its discretion treat all or any portion of any period during which a Participant is on military or other approved leave of absence as a period of employment for purposes of the accrual of rights hereunder.

6.

Termination. If employment is terminated for any reason or no reason, each unvested Option will immediately terminate, expire and be forfeited on such termination and each vested Option will terminate, expire and be forfeited on the earlier of: (a) the expiration date in the Award Agreement, (b) thirty days after termination of employment other than due to Participant’s death or Disability or Retirement, (c) one year after a Participant’s death or termination due to Disability, and (d) six months after a Participant’s termination due to Retirement, provided that all of the foregoing shall be administered subject to the Committee’s Rules. (The Committee has sole discretion to determine whether a demotion is a “termination” of employment.) “Retirement” shall mean the Participant has attained age 55 and completed five years of continuous service to the Company. For purposes of the immediately preceding provision, “service” shall mean the time in which a Participant is employed by the Company and/or an affiliate of the Company but only while the affiliate is owned, controlled or under common control by or with the Company.

7.

Administration. The Committee shall have complete authority to administer or interpret the ELTIP or any Award, to prescribe, amend and rescind rules and regulations relating thereto, and to make all other determinations necessary or advisable for the administration of the ELTIP or any Award Agreements (including to establish or amend any rules regarding the ELTIP that are necessary or advisable to comply with, or qualify under, any applicable law, listing requirement, regulation or policy of any entity, agency, organization, governmental entity, or the Company, in the Committee’s sole discretion (“Rule”)). In addition, with respect to any future grants or the unvested portion of any Awards, the Committee may amend or terminate these Terms or any Awards, in its sole discretion without the consent of any employee or beneficiary, subject to applicable Rules, at any time and from time-to-time. With respect to any amendment, action or approval hereunder, the Committee may require the approval of any other persons or entities, pursuant to applicable Rules. The decisions of the Committee in interpreting and applying the ELTIP will be final.

8.	Miscellaneous. Unless otherwise specified, all capitalized terms herein shall have the meanings assigned to them in the Plan or in the Award Agreement.

8.1.

No Other Rights. The Awards include no other rights beyond those expressly provided in the Plan, the ELTIP or the Award Agreement. Awards are non-assignable and non-transferable except by will or the laws of descent and distribution, unless otherwise approved by the Committee.

8.2.

Taxes. The Participant must arrange for all tax withholding obligations related to any Award. Tax withholding obligations may be satisfied by any of the following methods, as determined by the Committee in its sole discretion: (i) cash, (ii) surrender of previously owned Shares of then-equivalent value or (iii) in Shares of then equivalent value otherwise deliverable upon exercise of vested Options (whether such Options have been exercised, or vested Options of equivalent value have merely been surrendered to the Company). The maximum number of Shares that may be withheld from any Award to satisfy any federal, state or local tax withholding requirements upon the lapse of restrictions applicable to an Award cannot exceed such number of Shares having a fair market value equal to the minimum statutory amount required by the Company to be withheld and paid to any such federal, state or local taxing authority with respect to such lapse of restrictions.

8.3.

Delegation. The Committee may delegate any portion of their responsibilities and powers to one or more persons selected by them, subject to applicable Rules. Such delegation may be revoked by the Committee at any time.